BEFORE THE PUBLIC SERVICE COMMISSION OF UTAH

In the Matter of the Joint Notice and Application of Questar Gas Company and Dominion Resources, Inc. of Proposed Merger of Questar Corporation and Dominion Resources, Inc.	Docket No. 16-057-01 SETTLEMENT STIPULATION

Pursuant to Utah Code Ann. § 54-7-1 and Utah Admin. Code R746-100-10.F.5, and pursuant to the Contract for Regulatory Services between the Public Service Commission of Utah (“Commission”) and the Idaho Public Utilities Commission dated April 6, 2016, Questar Gas Company (“Questar Gas”) and Dominion Resources, Inc. (“Dominion”) (together “Joint Applicants”); the Utah Division of Public Utilities (“Division”); the Utah Office of Consumer Services (the “OCS”); the Utah Association of Energy Users (“UAE”); the American Natural Gas Council, Inc. (“ANGC”); and the State of Utah, Governor’s Office of Energy Development (collectively “Parties” or singly “Party”) submit this Settlement Stipulation. The Parties are authorized to represent that the intervenors in this docket that have not entered into this Settlement Stipulation either do not oppose or take no position on this Settlement Stipulation. This Settlement Stipulation shall be effective upon the entry of a final order of approval by the Commission.
PROCEDURAL HISTORY
1.On January 31, 2016, Dominion, Diamond Beehive Corp. and Questar Corporation entered into an Agreement and Plan of Merger (“Merger Agreement”) by which Questar Gas’ parent, Questar Corporation, will become a wholly-owned subsidiary of Dominion (the “Merger”).
2.On March 3, 2016, Questar Gas and Dominion filed a Joint Notice and Application of Questar Gas Company and Dominion of Proposed Merger of Questar Corporation and Dominion Resources, Inc. in Utah in Docket No. 16-057-01 (“Joint Notice and Application”). On March 3, 2016, Joint Applicants also filed a Joint Application for Approval of Proposed Merger of Questar Corporation and Dominion Resources, Inc. before the Wyoming Public Service Commission (“Wyoming Commission”) in Docket Nos. 30010-150-GA-16 and 30025-1-GA-16 (“Wyoming Joint Application”). Both the Joint Notice and Application and Wyoming Joint Application were accompanied by pre-filed direct testimony of Craig C. Wagstaff, David M. Curtis, Thomas F. Farrell II, Diane Leopold, and Fred G. Wood III, along with substantial accompanying exhibits and information supportive of the Joint Notice and Application and the Wyoming Joint Application.

3.On March 3, 2016, Questar Gas also provided a Notice of Agreement and Plan of Merger between Questar Corporation and Dominion Resources, Inc. to the Idaho Public Utilities Commission.
4.On March 18, 2016, the Commission issued a Scheduling Order, Directive to Stipulate to Date for Technical Conference, and Notices of Hearing and Public Witness Hearing setting dates for filing testimony and hearings.
5.Since that time, the following parties have intervened: UAE; Nucor; the State of Utah, Governor’s Office of Energy Development; Rocky Mountain Power; and the ANGC.
6.On April 28, 2016, a technical conference was held to discuss and provide information to the Division, OCS, interested parties, and the Commission and its staff related to the Merger.
7.On June 16, 2016, Joint Applicants filed a First Supplement to Joint Notice and Application (“First Supplement”) providing additional information related to the Merger and the Joint Notice and Application.
8.On July 7, 2016, the OCS filed the Direct Testimony of Gavin Mangelson, Richard A. Baudino, and Lane Kollen, all with accompanying exhibits. On July 7, 2016, the Division filed the Direct Testimony of Douglas D. Wheelwright, Charles E. Peterson, and Kathleen Kelly, all with accompanying exhibits. On July 7, 2016, the ANGC filed the Direct Testimony of Curtis Chisolm.
9.The Division, OCS, UAE, ANGC, Wyoming Office of Consumer Advocate, and Wyoming Commission Staff have asked and Joint Applicants have responded to hundreds of data requests and inquiries.
10.On July 28, 2016, Joint Applicants submitted Rebuttal Testimony of Craig C. Wagstaff, David A. Christian, David M. Curtis, Fred G. Wood III, Maria E. (Gina) Jones, and James R. Chapman, and the OCS submitted the Rebuttal Testimony of Gavin Mangelson. On July 28, 2016, UAE filed comments in this docket.
11.During July and August of 2016, the Parties met to discuss settlement of the matters raised herein. The Parties have reached agreement as set forth below.
12.On August 1, 2016, Joint Applicants and the Wyoming Office of Consumer Advocate filed a Settlement Stipulation (“Wyoming Settlement Stipulation”) in the Wyoming proceeding.
TERMS AND CONDITIONS
The Parties agree for purposes of settlement that the Joint Notice and Application should be granted and approved subject to the following commitments as set forth in the Joint Notice and Application filed on March 3, 2016 and the First Supplement filed on June 16, 2016 with the Commission in Docket No. 16-057-01 and as modified and supplemented herein, and should be imposed upon the Joint Applicants as agreed by the Parties and as a condition of the Commission’s approval of the Merger.
1.After the time the Merger is effective as defined in the Merger Agreement (“Effective Time”), Questar Corporation will become a wholly-owned subsidiary of Dominion that will continue to exist as a separate legal entity (herein referred to as “Dominion Questar”).
2.At the Effective Time, Questar Gas (herein referred to as “Dominion Questar Gas”), will remain a direct, wholly-owned subsidiary of Dominion Questar and will continue to exist as a separate legal entity with its own complete set of books and records.
Business
3.Dominion will maintain Dominion Questar Gas’ corporate headquarters in Salt Lake City, Utah. Dominion commits that there are no plans to change the location of Dominion Questar Gas’ corporate headquarters from Salt Lake City to another location for the foreseeable future.
4.Dominion will establish a new Western Region operating headquarters in Salt Lake City, Utah. No costs shall be allocated to Dominion Questar Gas customers associated with the new Western Region operating headquarters in Salt Lake City, Utah without approval by the Commission.
5.Dominion intends that its board of directors will take all necessary action, as soon as practicable after the Effective Time, to appoint a current member of the Questar Corporation board as a director to serve on Dominion’s board of directors.
6.Dominion will take all necessary action to cause a current member of the Questar Corporation board to be appointed as a director to serve on the board of directors of the general partner of Dominion Midstream Partners, L.P. (“Dominion Midstream”) as soon as practicable after such time as all or part of Questar Pipeline Company (“Questar Pipeline”) is contributed to Dominion Midstream.
7.Dominion Questar Gas will be managed from an operations standpoint as a separate regional business under Dominion with responsibility for managing operations to achieve the objectives of customer satisfaction; reasonable rates; reliable service; customer, public, and employee safety; environmental stewardship; and collaborative and productive relationships with customers, regulators, other governmental entities, and interested stakeholders. Dominion Questar Gas will have its own local operating management located in Salt Lake City, Utah.
8.Questar Gas and Dominion share a common focus on installing, upgrading, and maintaining facilities necessary for safe and reliable operations. This focus will not be diminished in any way as a result of the Merger. Absent a material change in circumstances, Dominion Questar Gas will continue its planned total capital expenditure program with an estimated $209 million investment in 2017, $208 million investment in 2018, and $233 million investment in 2019 (excludes investment in peak shaving facility).  Any variances to this plan will be supported by Dominion Questar Gas in its next general rate case. Dominion will maintain the environmental monitoring and maintenance programs of Dominion Questar Gas at or above current levels.
9.Dominion and its subsidiaries will continue to honor the Wexpro Stipulation and Agreement, the Wexpro II Agreement and the conditions approved in connection with inclusion of properties in the Wexpro II Agreement (“Wexpro Agreements”) and the conditions and obligations provided therein. Dominion will not contribute Wexpro Company (“Wexpro”) to Dominion Midstream or to any master limited partnership without the Commission’s approval.
Employee Matters
10.Dominion will give employees of Dominion Questar and its subsidiaries due and fair consideration for other employment and promotion opportunities within the larger Dominion organization, both inside and outside of Utah, to the extent any such employment positions are re-aligned, reduced, or eliminated in the future as a result of the Merger.
11.Dominion, as a shareholders’ cost, will contribute, within six months of the Effective Time, a total of $75,000,000 toward the full funding, on a financial accounting basis, of Questar Corporation’s (i) ERISA-qualified defined-benefit pension plan in accordance with ERISA minimum funding requirements for ongoing plans, (ii) nonqualified defined-benefit pension plans, and (iii) postretirement medical and life insurance (other post-employment benefit (“OPEB”)) plans, subject to any maximum contribution levels or other restrictions under applicable law, thereby reducing pension expenses over time in customer rates. Dominion represents that said $75,000,000 contribution, based on current plan funding, would be permissible and well within maximum contribution levels and other restrictions under applicable law.
Regulatory
12.Dominion and its affiliates commit to make officers and employees of Dominion reasonably available to testify before the Commission and provide information that is relevant to any matter within the jurisdiction of the Commission.

13.As part of this and future regulatory proceedings, Dominion Questar Gas will provide information in response to discovery or requests for information about Dominion or its subsidiaries that are relevant to matters within the Commission’s jurisdiction.
14.Dominion Questar Gas, Dominion Questar, and Wexpro will maintain access to a complete set of their books and records, including accounting records, as well as access to affiliate charges to Dominion Questar Gas, at their corporate offices in Salt Lake City, Utah.
15.Dominion commits to provide 30 days’ notice to the Commission if it intends to create a corporate entity between Dominion Questar and Dominion Questar Gas.
16.For regulatory purposes, Dominion Questar Gas’ accounting will continue to reflect assets at historical costs, approved depreciation rates, and deferred income taxes based on original cost in accordance with the Uniform System of Accounts and any relevant Commission orders.
17.Dominion Questar Gas will not seek any changes to existing filed rates, rules, regulations, and classifications under Questar Gas’ Utah Natural Gas Tariff No. 400 (“Tariff”) because of the Merger, before its next general rate case, except to revise the Tariff to change the name of the operating entity. The Company will file for a name change within 21 days of the Effective Time.
18.Dominion Questar Gas will continue to file annually and follow the Commission’s Integrated Resource Plan process and guidelines.
19.Dominion Questar Gas will maintain established gas-supply interchangeability Wobbe indices for Questar Gas’ receipt points and will be in compliance with the Commission’s requirements.
20.Goods and services provided to Dominion Questar Gas by Dominion or its subsidiaries shall be priced consistent with the Affiliate Expense Standard set forth in Section 2.06 of the Tariff. Dominion Questar Gas will have the burden of proof to show that prices for goods and services provided by Dominion or its other subsidiaries to Dominion Questar Gas are just and reasonable.
21.Dominion Questar will not seek recovery of any acquisition premium (goodwill) or fair value in excess of net book value associated with the Merger from Dominion Questar Gas customers. Dominion will not record any goodwill or fair value in excess of net book value associated with the Merger on Dominion Questar Gas’ books and will make the required accounting entries associated with the Merger on that basis. Dominion Questar will not seek recovery of any acquisition premium (goodwill) or fair value in excess of net book value associated with the Merger through allocation of cost to the affiliated companies of Dominion Questar.
22.Dominion Questar will not sell all or a majority of Dominion Questar Gas’ common stock without Commission approval.
Financial
23.Dominion, through Dominion Questar, will provide equity funding, as needed, to Dominion Questar Gas in order to maintain an end-of-year common equity percentage of total capitalization in the range of 48-55 percent (48-55%) through December 31, 2019.
24.Dominion commits to use commercially reasonable efforts to maintain credit metrics that are supportive of strong investment-grade credit ratings (targeting the Single-A range) for Dominion Questar Gas. For the first four years following the Effective Time, in any rate proceeding where Dominion Questar Gas’ rate of return is established or it seeks to reset the previously authorized rate of return on rate base, Dominion Questar Gas will demonstrate that its cost of debt proposed for recovery in rates is not greater than would have been incurred absent the Merger, and will hold customers harmless from any increases in the cost of debt caused by the Merger. Nothing in this provision shall limit the Parties, in any general rate proceeding, from presenting any arguments or evidence as to the appropriate rate of return for Dominion Questar Gas, consistent with the provisions of Paragraph 60 of this Settlement Stipulation.
25.Neither Dominion nor its other subsidiaries will, without the Commission’s approval, make loans to Dominion Questar Gas that bear interest at rates that are greater than the lower of (i) rates being paid at the time of such loan by Dominion or such other subsidiary on its own debt or (ii) rates available, at the time of such loan, on similar loans to Dominion Questar Gas from the market.
26.Dominion Questar Gas will not lend funds to Dominion or other Dominion entities, including Dominion Questar.
27.Dominion Questar Gas will not transfer material assets to or assume liabilities of Dominion or any other subsidiary of Dominion without the Commission’s approval.
28.Dominion Questar Gas will not transfer its debt to Dominion, or any other subsidiary of Dominion, without the Commission’s approval.
29.Dominion will continue to provide to Dominion Questar Gas no less than the same access to short-term debt, commercial paper, and other liquidity that Questar Corporation currently has in place for Questar Gas.

30.Dominion commits that Wexpro will not be a party to a money pool. To the extent that short-term working capital is required by Wexpro, it will be provided under the terms of a one-way intercompany note at the actual cost of that short-term debt at the Dominion level.
Community
31.Dominion, at shareholders’ expense, will increase Questar Corporation’s historic level of corporate contributions to charities identified by local leadership that are within Dominion Questar Gas’ service areas by $1,000,000 per year for at least five years following the Effective Time. Dominion Questar Gas will maintain or increase each jurisdiction’s historic level of community involvement, low income funding, and economic development efforts in Questar Gas’ current operation areas.
32.Dominion, at shareholders’ expense, will establish a newly-formed advisory board for its Western Region operations composed of regional-based business and community leaders. This board will meet and receive information and provide feedback on community issues, government relations, environmental stewardship, economic development opportunities, and other related activities that affect Dominion’s and Dominion Questar Gas’ local stakeholders.
Customer Rates
33.Within five (5) business days of the filing of this executed Settlement Stipulation, Questar Gas will petition to withdraw its pending application before the Commission in Docket No. 16-057-03 to increase annual non-gas distribution revenue by approximately $22 million. The Commission’s granting of the petition to withdraw is a condition of this Settlement Stipulation.  Contingent upon the consummation of the Merger, the Parties further agree that Dominion Questar Gas will not file a general rate case to adjust its base distribution non-gas rates, as shown in Questar Gas’ existing Tariff, prior to July 1, 2019 or later than December 31, 2019, unless otherwise ordered by the Commission. Dominion Questar Gas will not file an application for a major plant addition with a rate-effective date prior to March 1, 2020, absent emergency circumstances, except to address the peak-hour needs set forth in Questar Gas’ 2016-2017 Integrated Resource Plan (Docket No. 16-057-08). Dominion Questar Gas will bear the burden to demonstrate such emergency circumstances. Dominion Questar Gas will not seek a deferred accounting order prior to March 1, 2020, absent circumstances that are extraordinary and unforeseeable and that would have a material financial impact on Dominion Questar Gas. Dominion Questar Gas will bear the burden to demonstrate such material financial impact and extraordinary and unforeseeable circumstances.

34.The Parties agree that the Utah Conservation Enabling Tariff (“CET”) accrual caps will be suspended until rates become effective in the next filed general rate case. To the extent that the balance in the CET accrual account is above the accrual cap, the incremental amount will not be assessed interest during the suspension period. The amortization cap will remain in place.

Compliance with the Law
35.Dominion and Dominion Questar Gas will continue to comply with all existing laws, rules, regulations, provisions of its Tariff, orders, and directives of the Commission, as applicable, following the Effective Time.
Integration Progress Report
36.Dominion Questar Gas will work with the Division and the OCS on a collaborative basis to develop reporting requirements for an Integration Progress Report on planned and accomplished activities relative to the Merger. The report will also identify and include associated transition and transaction costs. Dominion Questar Gas will file the first Integration Progress Report with the Commission on or before April 15, 2017 for the period ending December 2016 and will provide updates quarterly thereafter until the conclusion of the next general rate case.
Transaction Costs
37.Transaction costs associated with the Merger will not be recovered through rates of Dominion Questar Gas or recovered through charges from affiliated companies of Dominion Questar to Dominion Questar Gas. Transaction costs shall be defined as:
i.Legal, consulting, investment banker, and other professional advisor costs to initiate, prepare, consummate, and implement the Merger, including obtaining regulatory approvals.
ii.Rebranding costs, including website, advertising, vehicles, signage, printing, stationery, etc.
iii.Executive change in control costs (severance payments and accelerated vesting of share-based compensation).
iv.Financing costs related to the Merger, including bridge and permanent financing costs, executive retention payments, costs associated with shareholder meetings, and proxy statement related to Merger approval.
Transition Costs
38.Any transition or integration expenses arising from the Merger will not be deferred for future recovery from customers and will be expensed by Dominion Questar Gas and its affiliates as incurred during the transition period. Dominion Questar Gas’ revenue requirement for the purpose of developing distribution non-gas base rates will be evaluated in the next general rate proceeding, and that filing shall identify all transition costs, if any, in the base period and the test period. Transition or integration costs that are capitalized and not expensed, including, but not limited to, information technology investments in new hardware and software, including related costs, to convert, conform, and/or integrate Questar Corporation and subsidiaries’ systems into and with Dominion’s systems, will be itemized and disclosed in the next general rate case. Dominion Questar Gas will have the burden of proof to show that the transition or integration costs are reasonable and result in a positive net benefit to customers.
Shared Services / Cost Allocation
39.Dominion Questar Gas will not seek recovery in its next general rate case of any increase in the aggregate total Operating, Maintenance, Administrative and General Expenses (excluding energy efficiency and bad debt costs) per customer over the 12 months ended December 2015 baseline level, unless it can demonstrate that the increase in such total expenses was not caused by the Merger. This amount per customer for the 12 months ended December 2015 was $138.24. For the first four calendar years following the Effective Time, Dominion Questar Gas will provide, on an annual basis, a baseline comparison between 2015 and the current year for Operating, Maintenance, Administrative and General Expenses for Questar Pipeline and Wexpro. Additional detail and the calculation of the 2015 baseline for Questar Gas, Questar Pipeline and Wexpro are shown in Attachment 1.
40.Joint Applicants shall hold customers harmless from any increases in the aggregate total costs for shared or common services provided by Dominion Questar Corporation and/or Dominion Resources Services Company, Inc. (“Dominion Resources Services”) that are caused by the Merger.
41.Joint Applicants shall hold customers harmless for any changes in income taxes, and/or accumulated deferred income taxes, recoverable in Dominion Questar Gas rates caused by the Merger, to the extent that such action would be consistent with the tax normalization rules.
42.Questar Pipeline’s rates will change only pursuant to proceedings before the Federal Energy Regulatory Commission (“FERC”).
43.Joint Applicants shall hold customers harmless from any increases in Wexpro’s shared services costs or income tax expense caused by the Merger.
44.No later than January 1, 2018, Dominion Questar Gas will present and review with the Division and the OCS, for informational purposes, a proposed methodology for allocation of shared services costs. Dominion Questar will use the current allocation methodologies, including Distrigas, to allocate shared services costs to its subsidiaries until January 1, 2018. Dominion Questar Gas may propose another allocation methodology for use after December 31, 2017, provided that it has presented such methodology for review as set forth above.
45.Dominion Questar Gas will work with the Division and the OCS on a collaborative basis to develop affiliate transactions reporting requirements and will file such information with the Commission beginning on July 1, 2018 for the 12 months ending December 31, 2017 and thereafter annually.
46.Costs that have been denied recovery by the Commission in prior orders, unless subject to regulation by another governmental agency, will continue to be excluded from rates absent further order from the Commission.
Customer Satisfaction Standards
47.Within 120 days of the Effective Time, Dominion Questar Gas will meet with the Division and the OCS on a collaborative basis and update Customer Satisfaction Standards, taking into account recent historical results. Dominion Questar Gas will report quarterly on its performance relative to the Customer Satisfaction Standards. Quarterly reporting will continue until Dominion Questar Gas’ next general rate case filing. If the Dominion Questar Gas service levels become deficient, meaning they fall short of the Customer Satisfaction Standards as shown in the report, Dominion Questar Gas will file a remediation plan with the Commission explaining how it will improve and restore service to meet the Customer Satisfaction Standards.
Additional Ring Fencing Provisions
48.Dominion Questar Gas shall maintain separate long-term debt with its own debt rating supplied by at least two of the recognized debt rating agencies. Any of the debt used to capitalize Dominion Questar Gas shall be kept within the regulated utility.
49.Dominion Questar Gas shall establish and maintain its own bank accounts that are in its own name and direct access to exclusively committed credit facilities. Dominion shall provide Dominion Questar Gas with access to no less than $750,000,000 in short-term debt or commercial paper programs.
50.In connection with its notification to the Commission of dividends paid by Dominion Questar Gas, Dominion Questar Gas shall provide a cash flow summary and explicitly notify the Commission if payment of any dividend would result in its actual common equity component of total capitalization falling below 45 percent (45%), using the method of calculating equity levels under the ratemaking precedents of the Commission. In addition,

Dominion Questar Gas will make annual financial statements for Wexpro and Questar Pipeline available to regulators.
51.Upon request, Dominion and all of its affiliates and subsidiaries must provide the Commission, the Division, and the OCS, including their auditors and authorized agents, and intervenors in rate proceedings, as appropriate, with reasonable access to transactional, accounting and other information, including personnel necessary to explain the requested information, regarding any costs directly or indirectly allocated to Dominion Questar Gas. Dominion and Dominion Questar Gas commit to maintain access to the requested books and records in Salt Lake City, Utah, or, at the option of the Division, or the OCS, Dominion Questar Gas agrees to pay reasonable travel costs to the location of the requested documents and personnel; such travel costs will not be passed on to Dominion Questar Gas customers.
52.Dominion Questar Gas will clearly reflect all of its costs and investments in its financial reports, including costs and assets that are directly assigned or allocated to it from another subsidiary of Dominion. An audit trail will be maintained so that allocable costs can be specifically identified.
53.Dominion and Dominion Questar agree not to assert in any forum that the provisions of PUHCA or its successor PUHCA 2005 (EPAct 2005), or the related Ohio Power v. FERC case, preempt the Commission’s jurisdiction over affiliated interest transactions and will explicitly waive any such defense in those proceedings. In the event that PUHCA or its successor PUHCA 2005 (EPAct 2005) is repealed or modified, Dominion and Dominion Questar agree not to seek any preemption under such subsequent modification or repeal.
54.The Joint Applicants commit to provide for and effect the appointment of a “Special Bankruptcy Director” to serve as a member of the Board of Directors of Dominion Questar Gas (“DQG Board”).  Said Director shall be nominated by and retained from an independent entity such as CT Corporation (at Dominion shareholder expense) and shall not be employed by Dominion or any other Dominion affiliate.  Said Director shall not participate in ordinary and routine activities of the DQG Board and shall have no voting rights except in the event of a vote by the DQG Board to approve a voluntary bankruptcy petition to be filed under Title 11 of the U.S. Code on behalf of Dominion Questar Gas.  Notice of such vote shall be provided to the Special Bankruptcy Director and no voluntary bankruptcy petition on behalf of Dominion Questar Gas may be filed without the affirmative vote of the Special Bankruptcy Director. It is the intent of the Parties that the Special Bankruptcy Director will consider the interests of all relevant economic stakeholders, including without limitation the utility’s customers, and the financial health and public service obligations of Dominion Questar Gas, in exercising his or her responsibilities, subject to applicable law.

Concurrent with the notice to the Special Bankruptcy Director, Dominion Questar Gas will provide confidential notice to the Commission, Division and the OCS.
55.Dominion or Dominion Questar Gas shall provide notice to the Commission, the Division, and the OCS of any bankruptcy petition or other filing that petitions for Dominion or any of its subsidiaries to be declared bankrupt. If the petition is voluntary, the notice shall be provided within three (3) business days of the petition’s filing. If the petition is involuntary, the notice shall be filed within three (3) business days after the day on which the petition is served upon the entity subject to the petition or prior to any hearing adjudicating the petition, whichever is soonest.
    Other Provisions
56.The Joint Applicants agree that they will use commercially reasonable efforts in consultation with interested suppliers and marketers to coordinate an upstream nomination process with Kern River Gas Transmission Company similar to the process currently available with Questar Pipeline Company, which nomination process is generally described in the Joint Motion for Dismissal filed with the Commission on October 15, 2014 in Docket 14-057-19. Within 120 days following the Effective Time, representatives of Dominion and Dominion Questar Gas will meet with interested transportation customers, the Division, the OCS, and any other interested parties and will act in good faith to review concerns of transportation customers and will consider any proposal by interested transportation customers regarding direct access by marketers/transporters to such customers.
57.Dominion Questar Gas will notify customers of the Merger in the following ways:
i.A notice will be posted on Dominion Questar Gas’ website within 5 days of the Effective Time notification.
ii.Notification will be published in the Gas Light News billing insert within 60 days of the Effective Time notification.
GENERAL
58.The Parties agree that settlement of those issues identified above is in the public interest and that the results are just and reasonable.
59.The Parties agree that no part of this Settlement Stipulation or the formulae or methods used in developing the same, or the relevant Commission orders approving the same shall in any manner be argued or considered as precedential in any future case. All negotiations related to this Settlement Stipulation are privileged and confidential, and no Party shall be bound by any position asserted in negotiations. Neither the execution of this Settlement Stipulation nor the order adopting it shall be deemed to constitute an admission or acknowledgment by any Party of the validity or invalidity of any principle or practice of ratemaking; nor shall they be construed to constitute the basis of an estoppel or waiver by any Party; nor shall they be introduced or used as evidence for any other purpose in a future proceeding by any Party except in a proceeding to enforce this Settlement Stipulation.
60.Nothing in this Settlement Stipulation or Commission approval of this Settlement Stipulation shall constitute an approval, pre-approval or determination of prudence or cost-recovery as to any expenditures, the prudence or appropriateness of any particular capital structure or cost of capital, or any other ratemaking issue other than as expressly provided in the Settlement Stipulation. Dominion Questar Gas shall retain its burden to demonstrate the prudence of its expenditures and the justness and reasonableness of any rates it proposes in the future, and all Parties will retain all rights to challenge or propose adjustments to Dominion Questar Gas’ request for any change in its rates in any regulatory proceeding.
61.Questar Gas, Dominion, the Division, and the OCS each will make one or more witnesses available to explain and support this Settlement Stipulation to the Commission. Such witnesses will be available for examination. As applied to the Division, and the OCS, the explanation and support shall be consistent with their statutory authorities and responsibilities, and nothing in this Settlement Stipulation shall abrogate the authority and responsibilities of the Division under Utah Code Ann. § 54-4-4. So that the records in these dockets are complete, all Parties’ filed testimony, exhibits, and the Joint Notice and Application and its exhibits, and the First Supplement and its exhibits shall be submitted as evidence.
62.The Parties agree that if any person challenges the approval of this Settlement Stipulation or requests rehearing or reconsideration of any order of the Commission approving this Settlement Stipulation, each Party will use its best efforts to support the terms and conditions of the Settlement Stipulation. As applied to the Division, and the OCS, the phrase “use its best efforts” means that they shall do so in a manner consistent with their statutory authorities and responsibilities. In the event any person seeks judicial review of the Commission’s order approving this Settlement Stipulation, no Party shall take a position in that judicial review opposed to the Settlement Stipulation.
63.Except with regard to the obligations of the Parties under Paragraphs 59, 61 and 62, of this Settlement Stipulation, this Settlement Stipulation shall not be final and binding on the Parties until it has been approved without material change or condition by the Commission. This Settlement Stipulation is an integrated whole, and any Party may withdraw from it if it is not approved without material change or condition by the Commission or if the

Commission’s approval is rejected or materially conditioned by a reviewing court. If the Commission rejects any part of this Settlement Stipulation or impose any material change or condition on approval of this Settlement Stipulation, or if the Commission’s approval of this Settlement Stipulation is rejected or materially conditioned by a reviewing court, the Parties agree to meet and discuss the applicable Commission or court order within five business days of its issuance and to attempt in good faith to determine if they are willing to modify the Settlement Stipulation consistent with the order. No Party shall withdraw from the Settlement Stipulation prior to complying with the foregoing sentence. If any Party withdraws from the Settlement Stipulation, any Party retains the right to seek additional procedures before the Commission, including presentation of testimony and cross-examination of witnesses, with respect to issues resolved by the Settlement Stipulation, and no Party shall be bound or prejudiced by the terms and conditions of the Settlement Stipulation.
64.This Settlement Stipulation may be executed by individual Parties through two or more separate, conformed copies, the aggregate of which will be considered as an integrated instrument.
65.The Parties acknowledge that the Wyoming Settlement Stipulation has been signed by parties in Wyoming and is pending approval by the Wyoming Commission. The Parties agree to a “most favored nation clause.” If the Wyoming Commission approves the Merger subject to terms or conditions not contained in this Settlement Stipulation, and the Joint Applicants accept those terms or conditions, then the Joint Applicants agree to provide those applicable benefits and protections in Utah.

RELIEF REQUESTED
Based on the foregoing, the Parties request that the Commission issue an order approving this Settlement Stipulation and adopting its terms and conditions.
RESPECTFULLY SUBMITTED: August 15, 2016.

/s/ Chris Parker	/s/ Michele Beck
Utah Division of Public Utilities	Utah Office of Consumer Services

/s/ Craig Wagstaff
Questar Gas

/s/ Thomas P. Wohlfarth	/s/ Gary A. Dodge
Dominion Resources, Inc	Utah Association of Energy Users

/s/ Stephen F. Mecham	/s/ Brandon Karpen
American Natural Gas Council, Inc.	Idaho Public Utilities Commission Staff

/s/ Laura Nelson
State of Utah, Governor's Office of Energy Development